For Immediate Release
Contact:
Patrick Pedonti, Chief Financial Officer — 860-298-4738
Lese Amato, Investor Relations – 860-298-4653
Email: investorrelations@sscinc.com
The Carlyle Group Completes Acquisition of SS&C Technologies, Inc.
WINDSOR, CT – November 23, 2005 – SS&C Technologies, Inc. (NASDAQ: SSNC) today announced that Sunshine Acquisition Corporation, a corporation affiliated with The Carlyle Group, a global private equity firm, completed the acquisition of SS&C Technologies, Inc. The aggregate consideration to be paid to SS&C stockholders and option holders is approximately $942 million.
On July 28, 2005, SS&C entered into a merger agreement with Sunshine Acquisition Corporation and its wholly owned subsidiary, Sunshine Merger Corporation. Under the terms of the merger agreement, SS&C’s stockholders are entitled to receive $37.25 per share in cash, without interest.
Bill Stone, Chairman and Chief Executive, commented, “The combination of Carlyle and SS&C will be a powerful force in financial technology and services. The public shareholders received a very full price for our shares and we are happy to have delivered excellent value to them. Customers and employees of SS&C are excited about this new chapter in our corporate history and we are determined to thrive as a private company. Carlyle’s due diligence process was very rigorous, and the advisors have worked hard to understand our company and help us raise the necessary funds to accomplish this transaction. The entire senior management team is motivated to continue our focus on customers and the quality growth of our product and services. This focus should provide the basis for continued excellent financial results.”
Bud Watts, Managing Director of The Carlyle Group, stated, “We’d like to thank the entire SS&C management team for their considerable efforts in making this transaction happen. We are pleased to have Bill Stone at the helm, and are excited about backing a strong management team with an outstanding track record and a clear strategy for long-term growth. We look forward to supporting the SS&C team as they continue to grow the business. We expect that both SS&C’s valued clients and many talented employees will benefit from this growth as SS&C continues to increase the breadth and depth of its value added software and service offerings.”
SS&C stock will cease to trade on the NASDAQ National Market at the close of market today and will be delisted. SS&C has appointed American Stock Transfer and Trust Co. as paying agent, who will be charged with mailing a letter of transmittal and instructions to all SS&C stockholders of record. The letter of transmittal will direct stockholders on how to surrender the SS&C common stock they hold.
About SS&C Technologies, Inc.
SS&C delivers investment and financial management software and related services focused exclusively on the financial services industry. By leveraging expertise in common investment business functions, SS&C cost-effectively serves clients in the different industry segments, including: 1) financial institutions, 2) hedge funds and family offices, 3) institutional asset management, 4) insurance entities and pension funds, 5) municipal finance, 6) commercial lending, and 7) real estate property management. SS&C is publicly traded on NASDAQ under the symbol “SSNC”. Additional information on SS&C is available at www.ssctech.com.
About The Carlyle Group
The Carlyle Group is a global private equity firm with $31 billion under management. Carlyle invests in buyouts, venture capital, real estate and leveraged finance in Asia, Europe and North America, focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, healthcare, industrial, information technology, business services and telecommunications & media. Since 1987, the firm has invested $14.3 billion of equity in 414 transactions for a total purchase price of $49.5 billion. The Carlyle Group employs more than 600 people in 14 countries. In the aggregate, Carlyle portfolio companies have more than $30 billion in revenue and employ more than 131,000 people around the world. Visit www.carlyle.com for additional information.
SS&C’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995
Statements in this press release regarding SS&C’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. Any statements that are not statements of historical fact (including statements containing the words “believes”, “plans”, “anticipates”, “expects”, “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to recognize the benefits of the transaction, intense competition in SS&C’s industry, changes in government regulation, failure to manage the integration of acquired companies and other risks that are contained in documents and the other factors described in SS&C’s Annual Report on Form 10-K for the year ended December 31, 2004 and its most recent quarterly report filed with the SEC. In addition, any forward-looking statements represent SS&C’s estimates only as of today and should not be relied upon as representing SS&C’s estimates as of any subsequent date. SS&C disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.